Exhibit 99.1

CPSI Announces Fourth Quarter and Year-End 2020 Results

Company Launches Transformation Initiative with Goal of $80 million in Adjusted EBITDA in 2024; Targets Three-Year Average Organic Recurring Revenue Growth Rate of 5% to 8%

Highlights for Fourth Quarter 2020:

  Revenues of $66.8 million;
  GAAP net income of $3.1 million and non-GAAP net income of $7.8 million;
  GAAP earnings per diluted share of $0.22 and non-GAAP earnings per diluted share of $0.55;
  Adjusted EBITDA of $12.3 million;
  Bookings of $21.2 million;
  47,000 shares repurchased for $1.3 million;
  Cash provided by operations of $16.2 million; and
  Net debt of $64.1 million

MOBILE, Ala.--(BUSINESS WIRE)--February 9, 2021--CPSI (NASDAQ: CPSI), a community healthcare solutions company, today announced results for the fourth quarter and year ended December 31, 2020.

Total revenues for the quarter ended December 31, 2020, were $66.8 million, compared with total revenues of $70.6 million for the prior-year fourth quarter. GAAP net income for the quarter ended December 31, 2020, was $3.1 million, or $0.22 per diluted share, compared with $11.2 million, or $0.78 per diluted share, for the quarter ended December 31, 2019. Cash provided by operations for the fourth quarter of 2020 was $16.2 million, compared with $18.1 million for the prior-year quarter. Net debt at December 31, 2020, was $64.1 million.

Total revenues for the year ended December 31, 2020, were $264.5 million, compared with total revenues of $274.6 million for the prior year. GAAP net income for the year ended December 31, 2020, was $14.2 million, or $0.98 per diluted share, compared with $20.5 million, or $1.43 per diluted share, for the year ended December 31, 2019. Cash provided by operations for 2020 was $49.1 million, compared with $43.6 million for the prior year.

Commenting on the Company’s financial performance for the fourth quarter of 2020, Matt Chambless, chief financial officer of CPSI, stated, “The fourth quarter ended with solid metrics across the board, especially considering the lingering effect of the pandemic on patient volumes and a higher concentration of Software as a Service (SaaS) implementations for our Thrive solution. Mostly notably, the quarter’s $16.2 million of operating cash flows were the third highest in Company history, allowing for 13% annual growth in operating cash flows despite the pandemic’s headwinds. We are proud of our execution during this disruptive year, and we believe that we are well positioned for future growth and increasing shareholder value. With a comfortable leverage profile, ample capacity to deploy capital, and a realistic plan for significant top and bottom line growth, we are ready to capitalize on a more favorable post-COVID environment.

“Looking forward, the Company expects to achieve three-year annual organic recurring revenue growth of 5% to 8%. The continued growth of TruBridge among both existing and new customers will continue to be our primary catalyst for recurring revenue growth, supported by an accelerating shift in software and support revenues from license to SaaS. For 2021, we expect recurring revenue growth at the higher end of that 5% to 8% range, with total expected revenues of $270 to $280 million. GAAP net margin is expected to be 6.5% to 7.5%, and Adjusted EBITDA margin is expected to be 16.5% to 17.5% as we anticipate incremental margin pressure from the continued SaaS transition.”

Boyd Douglas, president and chief executive officer of CPSI, stated, “We have turned our attention to a journey of transformation that will drive long-term sustainability and exciting growth for CPSI. Over the past several months, we collaborated with a premier consulting group to review our strategy and growth opportunities. As a result, we are focused on modernizing our business and achieving great success in a post-COVID world both in the current markets we serve and by reaching adjacent markets through innovation. The core growth component of this transformation plan is highlighted by TruBridge cross sales, net new TruBridge sales, the continued retention of our valuable EHR client base and cost optimization. This aggressive, yet obtainable, plan is intended to provide sizeable shareholder returns over the next three to four years culminating in an end-goal of achieving $80 million in Adjusted EBITDA in 2024.”

CPSI will hold a live webcast to discuss fourth quarter 2020 results today, Tuesday, February 9, 2021, at 4:30 p.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare solutions and services for community hospitals, their clinics and post-acute care facilities. Founded in 1979, CPSI is the parent of four companies – Evident, LLC, American HealthTech, Inc., TruBridge, LLC and iNetXperts, Corp. d/b/a Get Real Health. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions for community hospitals and their affiliated clinics. American HealthTech is one of the nation’s largest providers of EHR solutions and services for post-acute care facilities. TruBridge focuses on providing business, consulting and managed IT services, along with its complete RCM solution, for all care settings. Get Real Health focuses on solutions aimed at improving patient engagement for individuals and healthcare providers. For more information, visit www.cpsi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to the Company’s future financial and operational results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: the global pandemic related to the novel coronavirus COVID-19 (including the rate of spread, duration and geographic coverage of the COVID-19 pandemic, the rate and extent to which the virus mutates, the status of testing capabilities, the development, distribution, and efficacy of vaccines for COVID-19 or any mutant strains and the development and effectiveness of therapeutic remedies), which has decreased our hospital customers’ patient volumes and negatively impacted our variable revenues, and could negatively impact our gross margins and income, as well as our financial position and/or liquidity; federal, state and local government actions to address and contain the impact of COVID-19 and their impact on us and our hospital clients; operational disruptions and heightened cybersecurity risks due to a significant percentage of our workforce working remotely; overall business and economic conditions affecting the healthcare industry, including the effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; government regulation of our products and services and the healthcare and health insurance industries, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; saturation of our target market and hospital consolidations; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; our substantial indebtedness, and our ability to incur additional indebtedness in the future; our potential inability to generate sufficient cash in order to meet our debt service obligations; restrictions on our current and future operations because of the terms of our senior secured credit facilities; market risks related to interest rate changes; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; failure of our products to function properly resulting in claims for medical and other losses; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; failure to maintain customer satisfaction through new product releases free of undetected errors or problems; failure to convince customers to migrate to current or future releases of our products; interruptions in our power supply and/or telecommunications capabilities, including those caused by natural disaster; our ability to attract and retain qualified client service and support personnel; failure to properly manage growth in new markets we may enter; misappropriation of our intellectual property rights and potential intellectual property claims and litigation against us; changes in accounting principles generally accepted in the United States; significant charges to earnings if our goodwill or intangible assets become impaired; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Relative to our dividend policy, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our leverage, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

Computer Programs and Systems, Inc.
Condensed Consolidated Statements of Income
(In '000s, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Sales revenues:
System sales and support	$36,657	$41,475	$152,954	$165,352
TruBridge	30,192	29,163	111,534	109,282
Total sales revenues	66,849	70,638	264,488	274,634

Costs of sales:
System sales and support	17,460	19,102	69,361	73,872
TruBridge	14,781	14,956	58,881	56,617
Total costs of sales	32,241	34,058	128,242	130,489

Gross profit	34,608	36,580	136,246	144,145

Operating expenses:
Product development	8,265	9,178	33,457	36,861
Sales and marketing	5,661	6,612	24,185	27,774
General and administrative	11,886	9,012	46,129	43,921
Amortization of acquisition-related intangibles	2,822	2,866	11,421	11,006
Total operating expenses	28,634	27,668	115,192	119,562

Operating income	5,974	8,912	21,054	24,583

Other income (expense):
Other income	252	272	1,494	807
Gain on contingent consideration	-	5,000	-	5,000
Loss on extinguishment of debt	-	-	(202)	-
Interest expense	(730)	(1,425)	(3,562)	(6,694)
Total other income (expense)	(478)	3,847	(2,270)	(887)

Income before taxes	5,496	12,759	18,784	23,696

Provision for income taxes	2,373	1,533	4,538	3,228

Net income	$3,123	$11,226	$14,246	$20,468

Net income per common share—basic	$0.22	$0.78	$0.98	$1.43
Net income per common share—diluted	$0.22	$0.78	$0.98	$1.43

Weighted average shares outstanding
used in per common share computations:
Basic	14,086	13,830	14,038	13,778
Diluted	14,086	13,830	14,038	13,778

Computer Programs and Systems, Inc.
Condensed Consolidated Balance Sheets
(In '000s, except per share data)

	December 31, 2020 (unaudited)	Dec. 31, 2019
Assets
Current assets
Cash and cash equivalents	$12,671	$7,357
Accounts receivable, net of allowance for doubtful accounts of $1,701 and $2,078, respectively	32,414	38,819
Financing receivables, current portion, net	10,821	12,032
Inventories	1,084	1,426
Prepaid income taxes	1,789	1,337
Prepaid expenses and other	8,365	5,861
Total current assets	67,144	66,832

Property & equipment, net	13,139	11,593
Software development costs, net	3,210	-
Operating lease assets	6,610	7,800
Financing receivables, net of current portion	11,477	18,267
Other assets, net of current portion	2,787	1,771
Intangible assets, net	71,689	83,110
Goodwill	150,216	150,216
Total assets	$326,272	$339,589

Liabilities & Stockholders' Equity
Current liabilities
Accounts payable	$7,716	$8,804
Current portion of long-term debt	3,457	8,430
Deferred revenue	8,130	8,628
Accrued vacation	5,353	4,301
Other accrued liabilities	12,786	11,767
Total current liabilities	37,442	41,930

Long-term debt, less current portion	73,360	99,433
Operating lease liabilities, net of current portion	5,092	6,256
Deferred tax liabilities	10,378	7,623
Total liabilities	126,272	155,242

Stockholders' Equity
Common stock, $0.001 par value; 30,000 shares authorized; 14,511 and 14,356 shares issued	15	14
Treasury stock, 46,900 and zero shares	(1,261)	-
Additional paid-in capital	181,622	174,618
Retained earnings	19,624	9,715
Total stockholders' equity	200,000	184,347

Total liabilities and stockholders' equity	$326,272	$339,589

Computer Programs and Systems, Inc.
Condensed Consolidated Statements of Cash Flows
(In '000s)
(Unaudited)

	Twelve Months Ended December 31,
	2020	2019
Operating activities:
Net income	$14,246	$20,468
Adjustments to net income:
Provision for bad debt	4,370	2,348
Deferred taxes	2,755	1,011
Stock-based compensation	7,005	9,822
Depreciation	1,790	1,407
Amortization of acquisition-related intangibles	11,421	11,006
Amortization of software development costs	118	-
Amortization of deferred finance costs	317	345
Gain on contingent consideration	-	(5,000)
Loss on extinguishment of debt	202	-
Changes in operating assets and liabilities:
Accounts receivable	3,667	641
Financing receivables	6,369	3,053
Inventories	342	72
Prepaid expenses and other	(3,519)	(1,474)
Accounts payable	(1,088)	2,542
Deferred revenue	(498)	(2,003)
Other liabilities	2,097	(1,418)
Income taxes payable	(452)	782
Net cash provided by operating activities	49,142	43,602

Investing activities:
Purchase of business, net of cash acquired	-	(10,733)
Investment in software development	(3,328)	-
Purchases of property and equipment	(3,336)	(1,760)
Net cash used in investing activities	(6,664)	(12,493)

Financing activities:
Dividends paid	(4,338)	(5,729)
Treasury stock purchases	(1,261)	-
Proceeds from long-term debt	65	-
Payments of long-term debt principal	(4,069)	(13,609)
Payments of revolving line of credit	(27,561)	(20,693)
Proceeds from revolving line of credit	-	11,000
Payments on capital lease	-	(250)
Payments of contingent consideration	-	(206)
Proceeds from the exercise of options	-	3
Net cash used in financing activities	(37,164)	(29,484)

Net increase in cash and cash equivalents	5,314	1,625

Cash and cash equivalents, beginning of period	7,357	5,732
Cash and cash equivalents, end of period	$12,671	$7,357

Computer Programs and Systems, Inc.
Consolidated Bookings
(In '000s)

		Three Months Ended		Twelve Months Ended
	In '000s	12/31/2020	12/31/2019	12/31/2020	12/31/2019
	System sales and support(1)	$11,144	$17,638	$48,790	$52,306
	TruBridge(2)	10,062	9,637	33,238	27,209

	Total	$21,206	$27,275	$82,028	$79,515

(1)	Generally calculated as the total contract price (for system sales) and annualized contract value (for support).
(2)	Generally calculated as the total contract price (for non-recurring, project-related amounts) and annualized contract value (for recurring amounts).

Computer Programs and Systems, Inc.
Bookings Composition
(In '000s, except per share data)
(Unaudited)

		Three Months Ended		Twelve Months Ended
		12/31/2020	12/31/2019	12/31/2020	12/31/2019
	System sales and support
	Non-subscription sales(1)	$6,498	$10,117	$27,500	$32,510
	Subscription revenue(2)	3,243	5,972	16,899	14,974
	Other	1,403	1,549	4,391	4,822
	TruBridge
	Net new(3)	3,700	2,523	10,511	7,905
	Cross-sell(3)	4,970	5,409	20,285	16,988
	Get Real Health	1,392	1,705	2,442	2,316

	Total	$21,206	$27,275	$82,028	$79,515

(1)	Represents nonrecurring revenues that generally exhibit a timeframe for bookings-to-revenue conversion of five to six months following contract execution.
(2)	Represents recurring revenues to be recognized on a monthly basis over a weighted-average contract period of five years, with a start date in the next 12 months and an average timeframe for commencement of bookings-to-revenue conversion of five to six months following contract execution.
(3)	“Net new” represents bookings from outside the Company’s core EHR client base, and “Cross-sell” represents bookings from existing EHR customers. In each case, generally comprised of recurring revenues to be recognized ratably over a one-year period and an average timeframe for commencement of bookings-to-revenue conversion of four to six months following contract execution.

Computer Programs and Systems, Inc.
Acute Care EHR Net New License Mix

		Three Months Ended		Twelve Months Ended
		12/31/2020	12/31/2019	12/31/2020	12/31/2019
	SaaS(1)	3	7	17	12
	Perpetual license(2)	-	6	8	16

	Total	3	13	25	28

(1)	Exhibit revenue attribution that is recurring in nature.
(2)	Exhibit revenue attribution that is nonrecurring in nature.

Computer Programs and Systems, Inc.
Reconciliation of Non-GAAP Financial Measures
(In '000s)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted EBITDA:	2020	2019	2020	2019
Net income, as reported	$3,123	$11,226	$14,246	$20,468

Depreciation expense	456	323	1,790	1,407
Amortization of software development costs	39	-	118	-
Amortization of acquisition-related intangible assets	2,822	2,866	11,421	11,006
Stock-based compensation	1,831	2,524	7,005	9,822
Severance and other nonrecurring charges	1,183	215	1,998	3,143
Interest expense and other, net	478	1,153	2,270	5,887
Gain on contingent consideration	-	(5,000)	-	(5,000)
Provision for income taxes	2,373	1,533	4,538	3,228

Adjusted EBITDA	$12,305	$14,840	$43,386	$49,961

Computer Programs and Systems, Inc.
Reconciliation of Non-GAAP Financial Measures
(In '000s, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Net Income and Non-GAAP EPS:	2020	2019	2020	2019
Net income, as reported	$3,123	$11,226	$14,246	$20,468

Pre-tax adjustments for Non-GAAP EPS:
Amortization of acquisition-related intangible assets	2,822	2,866	11,421	11,006
Stock-based compensation	1,831	2,524	7,005	9,822
Severance and other nonrecurring charges	1,183	215	1,998	3,143
Non-cash interest expense	75	86	317	345
Loss on extinguishment of debt	-	-	202	-
After-tax adjustments for Non-GAAP EPS:
Tax-effect of pre-tax adjustments, at 21%	(1,241)	(1,195)	(4,398)	(5,106)
Tax shortfall from stock-based compensation	(2)	-	297	186
Gain on contingent consideration	-	(5,000)	-	(5,000)

Non-GAAP net income	$7,791	$10,722	$31,088	$34,864

Weighted average shares outstanding, diluted	14,086	13,830	14,038	13,778

Non-GAAP EPS	$0.55	$0.78	$2.21	$2.53

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures that are prepared in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management uses these non-GAAP financial measures in order to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. In addition, management understands that some investors and financial analysts find these non-GAAP financial measures helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

As such, to supplement the GAAP information provided, we present in this press release and during the live webcast discussing our financial results the following non-GAAP financial measures: Adjusted EBITDA, Non-GAAP net income, and Non-GAAP earnings per share (“EPS”).

We calculate each of these non-GAAP financial measures as follows:

  Adjusted EBITDA – Adjusted EBITDA consists of GAAP net income (loss) as reported and adjusts for (i) depreciation expense; (ii) amortization of software development costs; (iii) amortization of acquisition-related intangible assets; (iv) stock-based compensation; (v) severance and other non-recurring charges; (vi) interest expense and other, net; (vii) gain on contingent consideration; and (viii) the provision for income taxes.
  Non-GAAP net income – Non-GAAP net income consists of GAAP net income (loss) as reported and adjusts for (i) amortization of acquisition-related intangible assets; (ii) stock-based compensation; (iii) severance and other non-recurring charges; (iv) non-cash interest expense; (v) loss on extinguishment of debt; and (vi) the total tax effect of items (i) through (v). Adjustments to Non-GAAP net income also include the after-tax effect of the shortfall from stock-based compensation and gain on contingent consideration.
  Non-GAAP EPS – Non-GAAP EPS consists of Non-GAAP net income, as defined above, divided by weighted average shares outstanding (diluted) in the applicable period.

Certain of the items excluded or adjusted to arrive at these non-GAAP financial measures are described below:

  Amortization of software development costs – Amortization of software development costs is a non-cash expense resulting from the application of U.S. GAAP to our product development expenditures, which requires capitalization of expenditures meeting certain defined criteria which are then amortized over the estimated useful life of the related assets. We exclude amortization expense related to capitalized software development costs from non-GAAP financial measures because we believe the amount of such expenses in any period may not directly correlate with the underlying performance of our business operations.
  Amortization of acquisition-related intangible assets – Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. We exclude acquisition-related amortization expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.
  Stock-based compensation – Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. We exclude stock-based compensation expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.
  Severance and other non-recurring charges– Non-recurring charges relate to certain severance and other charges incurred in connection with activities that are considered one-time. We exclude non-recurring expenses and transaction-related costs from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.
  Non-cash interest expense – Non-cash interest expense includes amortization of deferred debt issuance costs. We exclude non-cash interest expense from non-GAAP financial measures because we believe these non-cash amounts relate to specific transactions and, as such, may not directly correlate to the underlying performance of our business operations.
  Gain on contingent consideration – The purchase agreement for our acquisition of Get Real Health in 2019 contained contingent consideration, or “earnout,” provisions whereby the previous shareholders of Get Real Health would receive additional consideration at the conclusion of 2019, depending upon the achievement of certain profitability targets. After the initial measurement period, U.S. GAAP requires that any adjustments to the estimated fair value of this contingent liability, including upon final determination of amounts due, should be recorded in the relevant period’s earnings. We exclude gains on contingent consideration from non-GAAP financial measures because we believe (i) the amount of such gains in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such gains can vary significantly between periods.
  Tax shortfall (excess tax benefit) from stock-based compensation – ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, became effective for the Company during the first quarter of 2017 and changes the treatment of tax shortfall and excess tax benefits arising from stock-based compensation arrangements. Prior to ASU 2016-09, these amounts were recorded as an increase (for excess benefits) or decrease (for shortfalls) to additional paid-in capital. With the adoption of ASU 2016-09, these amounts are now captured in the period’s income tax expense. We exclude this component of income tax expense from non-GAAP financial measures because we believe (i) the amount of such expenses or benefits in any specific period may not directly correlate to the underlying performance of our business operations; and (ii) such expenses or benefits can vary significantly between periods as a result of the valuation of grants of new stock-based awards, the timing of vesting of awards, and periodic movements in the fair value of our common stock.

Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends, in particular the extent to which ongoing operations impact our overall financial performance. In addition, management may use Adjusted EBITDA, Non-GAAP net income and/or Non-GAAP EPS to measure the achievement of performance objectives under the Company’s stock and cash incentive programs. Note, however, that these non-GAAP financial measures are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Additionally, there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of the non-GAAP financial measures presented in this press release. Investors and potential investors are encouraged to review the “Unaudited Reconciliation of Non-GAAP Financial Measures” above.

Contacts

Tracey Schroeder
Chief Marketing Officer
Tracey.schroeder@cpsi.com
(251) 639-8100